Exhibit 6.15

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Agreement”) is made and entered into this 5th day of May, 2016 (the “Effective Date”) by and between IPIC-GOLD CLASS ENTERTAINMENT, LLC, a Delaware corporation (the “Company”) and HAMID HASHEMI (the “Executive”).

R E C I T A L S:

WHEREAS, the Executive is currently employed as the CEO of the Company; and

WHEREAS, the Executive and the Company have heretofore entered into an Employment Agreement effective as of September 30, 2010, with regard to the terms of the employment of the Executive by the Company; and

WHEREAS, the parties wish to amend the terms and conditions of the Employment Agreement effective as of September 30, 2010 as set forth herein.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration from one party to the other, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.       Section 3(c) of the Employment Agreement is hereby deleted in its entirety and the following Section 3(c) is hereby substituted in its place and stead:

(c)       Such other perquisites and benefits for which senior employees of the Company are generally eligible, including, but not limited to, health, disability, life insurance, long term incentive plan, stock option plan, etc.

2.       Schedule B attached to the original Employment Agreement is hereby deleted in its entirety and replaced with the revised Schedule B as attached hereto and incorporated herein by reference, effective with the Board approval of the 2015 bonus payout, payable in 2016.

3.       This Amendment may be executed in any number of counterparts, each of which shall constitute an executed original. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format”(“.pdf”) form, or pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

4.       Except as amended by this First Amendment, all terms and conditions of the original Employment Agreement effective September 30, 2010 are hereby ratified and confirmed and shall remain in full force and effect.

[Signature page follows.]

Signature page to First Amendment to Employment Agreement between Ipic-Gold Class Entertainment, LLC and Hamid Hashemi

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment effective as of the day and year first above written.

COMPANY: IPIC-GOLD CLASS ENTERTAINMENT, LLC By: /s/ Bruce Hodges Name: Bruce Hodges Retirement Systems of Alabama Member By: /s/ Julie Raffe Name: Julie Raffe Village Roadshow Member
EXECUTIVE: /s/ Hamid Hashemi HAMID HASHEMI

Schedule B

Bonus

Bonus:	Performance based and up to 125% of the salary.
Bonus Conditions:	75% of the bonus upon achieving 90% of the targeted EBITDA budget, 100% of the bonus upon achieving the targeted EBITDA budget, and 125% of the bonus upon achieving 110% of the targeted EBITDA budget. Bonus is payable following the end of the financial year.